UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 19, 2021

Dear Stockholder:

We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Marcus & Millichap, Inc., which will be held virtually.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 19, 2021, we mailed to our stockholders, a notice containing instructions on how to access our Proxy Statement and 2020 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2020 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	FOR

Advisory vote to approve executive compensation	FOR

Details regarding the annual meeting and the business to be conducted are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet before or at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. Pacific Time on Tuesday, May 4, 2021

PLACE	Via the Internet

https://web.lumiagm.com/204691330 (password: Mm2021)

AGENDA	•	Elect the two director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021

•	Advisory vote to approve executive compensation

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 8, 2021

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Marcus & Millichap, Inc. (the “Company”) will be held as a virtual-only meeting on Tuesday, May 4, 2021 at 2:00 p.m. Pacific Time., in response to current public health guidance regarding the COVID-19 pandemic and for the safety of participants. We expect to return to in-person annual meetings, when it becomes safe to do so.

The platform for the virtual Annual Meeting includes functionality that affords validated stockholders the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log into the virtual Annual Meeting are provided below, and once admitted, stockholders may view reference materials, submit questions, and vote their shares by following the instructions that will be available on the Annual Meeting website.

It remains very important that your shares are represented and voted at the Annual Meeting. We therefore strongly encourage you to vote in advance of the Annual Meeting. See “Voting Methods” below for instructions for various voting methods.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 8, 2021, the record date, or hold a legal proxy for the Annual Meeting provided by your bank, broker, or other nominee.

Access and Log-in Instructions for Virtual Annual Meeting

To be admitted to the Annual Meeting, go to https://web.lumiagm.com/204691330 and enter the 11-digit control number included in the proxy materials that were previously distributed to you and the password “Mm2021”. Online access to the Annual Meeting will open at 1:00 p.m. Pacific Time to allow time for you to log-in prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m. Pacific Time.

If you are unable to locate your proxy materials containing your 11-digit control number and cannot log-in as a validated stockholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting, or other functions noted above.

How Beneficial Owners May Participate in the Virtual Annual Meeting

If your shares are registered in the name of your bank, broker, or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner, to vote or ask questions at the virtual Annual Meeting, you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with the proxy materials that you are provided, or contact your bank, broker, or other nominee to request a legal proxy form.

After obtaining a valid legal proxy from your bank, broker, or other nominee, to register to vote or ask questions at the virtual Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Voting Methods

BEFORE the Annual Meeting:

Vote by Internet: Go to www.voteproxy.com until 11:59 p.m. Eastern Time on May 3, 2021.

Vote by Phone: Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries until 11:59 p.m. Eastern Time on May 3, 2021.

Vote by Mail: Complete, sign, and date the proxy card/voting instruction card and return it in the postage-paid envelope that is enclosed with your proxy materials.

DURING the Annual Meeting:

Vote by Internet: Go to https://web.lumiagm.com/204691330 and vote during the Annual Meeting by entering the 11-digit control number included in your proxy materials and the password “Mm2021” and following the instructions on the Annual Meeting website.

As noted above, we strongly encourage you to vote in advance of the Annual Meeting by using one of the methods set forth above under “BEFORE the Annual Meeting”, whether or not you plan to access the Annual Meeting. You have the right revoke your proxy before it is exercised at the Annual Meeting at any time before the polls close by submitting a later-dated proxy card/voting instruction card, by attending the Annual Meeting virtually and voting by Internet, by delivering instructions to our Corporate Secretary before the Annual Meeting or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

List of Stockholders

The names of stockholders of record entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 19, 2021

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 19, 2021, we mailed most of our stockholders as of the record date, a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2020 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials, and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 4, 2021:

The Notice of the 2021 Annual Meeting, the Proxy Statement, and

the 2020 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

QUESTIONS

For questions regarding	Contact:
Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting for the matters set forth in “Notice of 2021 Annual Meeting of Stockholders.” The Annual Meeting will be held virtually on Tuesday, May 4, 2021 at 2:00 p.m. local time at https://web.lumiagm.com/204691330 (password: Mm2021). We made this Proxy Statement available to stockholders beginning on March 19, 2021.

Record Date	March 8, 2021

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present at the Annual Meeting or represented by proxy

Shares Outstanding	39,434,451 shares of common stock outstanding as of March 8, 2021

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to access the Annual Meeting virtually. In order to vote in advance, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 3, 2021. Stockholders can vote during the Annual Meeting, using the Internet. Beneficial holders who wish to vote during the Annual Meeting must obtain a valid legal proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and then register in advance no later 5:00 p.m., Eastern Time, on April 27, 2021. Voting by a stockholder during the Annual Meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting using the Internet at the Annual Meeting, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the two director nominees and one vote for each of the other proposals. The election of directors is determined by the plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. For all other proposals, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors for a three-year term that ends at the 2024 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending director nominees to the full Board. There are no minimum qualifications for director. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, and we understand the benefits of seeking qualified candidates reflecting the diversity in our community to include in the pool from which we select new Board members. We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

William A. Millichap, our Co-Chair, passed away in June 2020. Mr. Millichap was instrumental in the formation and growth of the Company and his presence as an advisor and mentor will be missed. The Company has not yet added a new member to the Board, and currently expects to do so in 2021.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders, and the Committee does not evaluate candidates differently based upon the source of the nominee. Lauralee E. Martin was recommended as a director candidate by our other Co-Chair, George M. Marcus, and Chief Executive Officer, Hessam Nadji.

The two nominees, Lauralee E. Martin and Nicholas F. McClanahan, are currently members of the Board whose terms will expire at the Annual Meeting.

The individuals named as proxyholders will vote your shares for the election of these two nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth below are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap” “we,” the “Company,” “us,” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2024 Annual Meeting of Stockholders

Lauralee E. Martin, 70, became a director in August 2019. Ms. Martin served as chief executive officer and president of Healthpeak Properties, Inc. (formerly HCP, Inc.), a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining Healthpeak Properties, Inc., Ms. Martin served as chief executive officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as executive vice president and chief financial officer of Jones Lang LaSalle from January 2002 and was appointed chief operating and financial officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was vice president, chief financial officer, senior group president, and president of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation. Ms. Martin currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group and previously served on the board of Healthpeak Properties, Inc., ABM Industries, KeyCorp, and Gables Residential Trust. Ms. Martin received a B.A. in English from Oregon State University and an M.B.A. from the University of Connecticut. Ms. Martin has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities, managing banking relationships, and investor relations as well as significant experience serving on the boards of other public companies.

Nicholas F. McClanahan, 76, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management, and investment.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

George M. Marcus, 79, is our founder and has served as our chair of the Board since 1971. Mr. Marcus is also the founder and chair of Marcus & Millichap Company, the parent company of a diversified group of real estate service, investment and development firms, including, SummerHill Housing Group, Pacific Urban Residential, Meridian Property Company, and Hanover Real Estate Investors. Mr. Marcus is also the founder and chair of the board of Essex Property Trust, a public multifamily real estate investment trust, and was one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly-held financial institutions. He has extensive knowledge of the Company, over 40 years of experience working in the real estate industry, and significant experience serving on boards of other public companies. Mr. Marcus’ professional memberships include Real Estate Roundtable, Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and Urban Land Institute, as well as numerous other professional and community organizations. Mr. Marcus graduated with a B.S. degree in Economics from San Francisco State University in 1965, was honored as Alumnus of the Millennium in 1999, and received his honorary doctorate in 2011. In June 2019, Mr. Marcus received an honorary doctorate from the American College of Greece. He is also a graduate of Harvard Business School’s Owner/President Management Program and Georgetown University’s Leadership Program.

George T. Shaheen, 76, became a director in October 2013. Mr. Shaheen currently serves as a director of NetApp, Inc., [24]7.ai, and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank, and Korn/Ferry International, an international executive search and consulting firm. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chair of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 78, became a director in October 2013. Mr. Watters is a director (senior partner) emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization, and operations. He served on the board of directors of Merant PLC, a publicly-traded company based in the United Kingdom from the late 1990s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley, and the Bay Area Garden Railway Society. He serves on the advisory board of the Markkula Center for Applied Ethics at Santa Clara University and previously served as a member of the El Camino Hospital Board of Directors. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

Directors Continuing in Office until the 2023 Annual Meeting of Stockholders

Hessam Nadji, 55, has served as President and Chief Executive Officer and as a director of the Company since March 2016. Mr. Nadji previously served as senior executive vice president and chief strategy officer. He joined the Company as vice president of research in 1996 and held various other senior management roles through the years, including chief marketing officer and head of the Company’s specialty brokerage divisions. He played a leading role in the Company’s initial public offering in 2013. Mr. Nadji received a B.S. in information management and computer science from City University in Seattle and has over 30 years of experience working in the real estate industry.

Norma J. Lawrence, 66, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants and is currently a member of WomanCorporateDirectors. Ms. Lawrence currently serves on the board of Broadmark Realty Capital Inc. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

CORPORATE GOVERNANCE

The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, clients and other stakeholders. The following table highlights many of our key governance practices.

• Five of our seven directors are independent	• Average Board tenure of six years since initial public offering (as of end of 2020)

• Lead Independent Director	• Annual Board and committee self-assessment process

• Separate Chief Executive Officer and Board Chair positions	• Strong focus on pay-for-performance

• Independent standing board committees	• Stock ownership guidelines for executive officers and directors

• Regular meetings of our independent directors without management present	• Policies prohibiting hedging, short selling, and pledging of our common stock

• Two of our seven directors are female	• Clawback policy on executive compensation

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

•	selecting the Chief Executive Officer (“CEO”) and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board held five meetings in 2020.

The Board is divided into three classes. The Class II directors are Lauralee E. Martin and Nicholas F. McClanahan, who are nominated to be elected at the Annual Meeting. If elected, the terms of the Class II directors will expire at the 2024 Annual Meeting of Stockholders. The Class I directors are Norma J. Lawrence and Hessam Nadji, whose terms will expire at the 2023 Annual Meeting of Stockholders. The Class III directors are George M. Marcus, Don C. Watters, and George T. Shaheen, whose terms will expire at the 2022 Annual Meeting of Stockholders.

Our Bylaws do not dictate a particular Board structure, and the Board is free to determine whether or not to have a Chair of the Board and, if so, to select that Chair and our Chief Executive Officer in the manner it considers in our best interest. Currently, the Board has selected George M. Marcus to hold the position of Chair of the Board. Mr. Marcus’ experience at the Company has afforded him intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its Lead Independent Director. As Lead Independent Director, Mr. Watters oversees the executive sessions of the independent directors and serves as a liaison between the independent directors and the Chair of the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The duties of the Chair of the Board, Lead Independent Director, and Chief Executive Officer are set forth in more detail in the table below:

Chair of the Board	Lead Independent Director	CEO

•  Presides over meetings of the Board

•  Presides over meetings of stockholders

•  Prepares the agenda for each Board meeting

•  In conjunction with the Compensation Committee, evaluates the performance of the CEO and reviews CEO compensation

•  Consults with the Chair as to an appropriate schedule of Board meetings and provides Chair with input as to the preparation of meeting agendas

•  Consults with the Chair as to the quality, quantity, and timeliness of the flow of information from Company management to the Board

•  Acts as principal liaison between the Chair and the independent directors

•  Coordinates and presides over meetings of independent directors at which the Chair is not present

•  In charge of the affairs of the Company, subject to the overall direction and supervision of the Board and its committees

•  Consults and advises the Board and its committees on the business and affairs of the Company

•  Performs such other duties as may be assigned by the Board

Director Independence

The Board is currently composed of seven directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Norma J. Lawrence, Lauralee E. Martin, Nicholas F. McClanahan, William A. Millichap, George T. Shaheen, and Don C. Watters, representing six of our eight directors who served during 2020, do or did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or was “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has or had with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2020 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions are described below in “Certain Relationships and Related Party Transactions.”

None of the non-employee directors were disqualified from “independent” status under the NYSE objective standards. In making its subjective determination that each of our non-employee directors who served during 2020, other than Mr. Marcus, is or was independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and NYSE standards for compensation committee members. Based on the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our web site at http://www.marcusmillichap.com/. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
Norma J. Lawrence	Chair		✓

George M. Marcus				Chair

Lauralee E. Martin	✓			✓

Nicholas F. McClanahan		✓	Chair

Hessam Nadji				✓

George T. Shaheen	✓	✓	✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2020	4	4	4	1

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence (Chair), Lauralee E. Martin, George T. Shaheen, and Don C. Watters. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence and Lauralee E. Martin, each qualify as an “audit committee financial expert” under the applicable SEC rules and regulations and that they are “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing our internal audit function;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm, our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters (Chair), Nicholas F. McClanahan, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans, and benefit programs;

•

reviewing and approving for our executive officers: annual base salary, annual cash incentives, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and change in control arrangements, and any other benefits, compensation, or arrangements;

•	administering our equity compensation plans; and

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Nicholas F. McClanahan (Chair), Norma J. Lawrence, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating, and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies; and

•	identifying, evaluating, and recommending to the Board the chair and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus, Lauralee E. Martin, and Hessam Nadji. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. None of our current directors attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served. Everyone who served as a director in 2020 attended the 2020 Annual Meeting of Stockholders. We expect that all current directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the Chair of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity, and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Managing COVID-19 Risks

Since March 2020, the COVID-19 pandemic has been and continues to be a prolonged widespread global health crisis that has also affected and is continuing to affect how we operate our business, and the duration and extent to which it will continue to impact our business is unknown. First and foremost, we have been and remain committed to protecting the health and safety of our employees, investment sales and financing professionals, clients and their respective families, while at the same time focusing on our clients’ success.

In 2020, we implemented health and safety measures such as increased sanitizing, physical distancing, and remote work arrangements, and we continue to follow the local health and safety guidelines in cities where our offices are located. As of the date of this proxy statement, all but a few of our offices have re-opened, and those that have not been able to re-open due to state and local restrictions are available to our employees and investment sales and financing professionals on an as-needed basis.

We continue to closely monitor the impact of COVID-19 pandemic on all aspects of our business and in the regions we operate. Since the start of the pandemic, we have taken multiple measures to support our investment sales and financing professionals’ ability to generate and execute business remotely. Such measures include multiple technological solutions, intensified internal training and education, as well as a significant increase in client outreach and investor education webcasts.

Through regular updates and communications with management, the Board has actively participated in overseeing our COVID-19 response by monitoring the impact of COVID-19 on our financial position and results of operations, understanding how management is assessing the impact, and considering the nature and adequacy of management’s responses, including health safeguards, business continuity, internal communications, and infrastructure.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines and a Code of Ethics that apply to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Corporate Governance Guidelines and Code of Ethics are available at our website at http://www.marcusmillichap.com/. Any amendments to the Corporate Governance Guidelines and Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Environmental and Sustainability Policy

Marcus & Millichap recognizes that it is our shared responsibility to protect the environment. We understand that our business of commercial real estate brokerage and commercial loan origination may have an adverse impact on our planet. Although we do not own real estate, we believe that even as tenants and brokers, there are certain actions we can take to promote the efficient use of resources. In 2019, we adopted an environmental and sustainability policy, which describes the steps that we are taking to:

•	Reduce the environmental impact of our work both in and out of the office;

•	Support our clients as they address their own environmental concerns and initiatives; and

•	Encourage our employees and contractors to find ways to take responsibility for protecting the environment.

More information on our environmental and sustainability policy can be found at: https://www.marcusmillichap.com/about-us/environmental-and-sustainability-policy

Corporate Social Responsibility & Human Rights

Marcus & Millichap believes businesses should respect internationally recognized human rights, and we are committed to protecting human rights as we conduct our business. As such, in February 2020, we adopted a corporate social responsibility and human rights policy, which memorializes this commitment to our employees, our community, and our stakeholders. This commitment includes:

•	Creating a workplace that is welcoming, diverse, inclusive, equitable, safe, engaged, and respectful of all people;

•

Communicating our commitment to human rights to everyone in our sphere of influence, including our board of directors, senior management team, managers, employees, independent contractors, clients, vendors, business partners, and communities; and

•	Maintaining, monitoring, and evaluating our workplace and the related policies, procedures, and systems that effect human rights.

More information on our corporate social responsibility and human rights policy can be found at: http://www.snl.com/IRW/file/4412290/Index?KeyFile=1001260733

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Ernst & Young LLP has served as our independent registered public accounting firm since 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by the majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2019 and 2020. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2020	2019
Audit Fees	$970,436	$1,099,880
Audit-Related Fees	—	—
Tax Fees	—	221,450
All Other Fees	—	—

Total	$970,436	$1,321,330

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards, and audits in connection with acquisitions.

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2019 and 2020 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the four directors whose names appear below. The Audit Committee is composed exclusively of directors, who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2020 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP, its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for 2020.

Norma J. Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2020 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 15 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2020.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2022 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our named executive officers for 2020 (each, an “NEO”). For the fiscal year ended December 31, 2020, our NEOs and their designated titles are as follows:

•	Hessam Nadji, President and Chief Executive Officer

•	Steven F. DeGennaro, Executive Vice President and Chief Financial Officer

•	Martin E. Louie, Senior Vice President and Director of Corporate Initiatives

•	Gregory A. LaBerge, Vice President, Chief Administrative Officer

Mr. DeGennaro was appointed as the Company’s Executive Vice President and Chief Financial Officer (“CFO”), effective August 17, 2020. Mr. DeGennaro succeeded Mr. Louie as CFO, who was appointed to serve as the Company’s Senior Vice President and Director of Corporate Initiatives effective August 17, 2020.

2020 Business Overview

2020 was a tumultuous year for the Company. The first quarter started strong, but progress was suddenly halted with the onset of the COVID-19 pandemic and related economic shutdown in March 2020. Although we were successful in switching to fully remote operations, transaction volume significantly declined as a large percentage of buyers, sellers, and lenders moved to the sidelines, resulting in a reduction in sales volume and revenues. Expense reductions, which included reductions to the compensation of our executive team, helped us to meet our goal of preserving the Company’s strong balance sheet and financial position, while allowing us to continue to make investments in key tools and initiatives to support our sales force. In addition, we undertook multiple measures to support our investment sales and financing professionals’ ability to generate and execute business remotely. Such measures included technological solutions, intensified internal training and education, as well as a significant increase in client outreach and investor education webcasts.

We gained momentum over the course of the second half of 2020, thanks in part to intensified client out-reach and our team’s ability to resurrect a number of transactions that had been canceled or postponed coupled with low interest rates, and improved investor confidence. Our time-tested problem-solving and opportunity-driven client services and wide network of buyer relationships enabled us to increase brokerage transactions by 42% from the second quarter to the third quarter of 2020 and achieve a record fourth quarter. For the year, the Company successfully preserved its strong balance sheet, added to its roster of investment sales professionals, completed four strategic acquisitions, implemented a number of technology enhancements, and with respect to brokered transactions, outpaced the market by a healthy margin. While our overall annual revenues and profit for 2020 were below 2019 levels and our internal targets, we are proud of our improvement throughout the year.

We continue to prioritize supporting our team’s efforts to increase client contact, providing expanded content and advisory services to investors and clients, and preserving our financial position. Notwithstanding the impact of the COVID-19 pandemic on the current business environment, given our significant liquidity, we expect the Company to be well-positioned to benefit from and contribute to the real estate transaction recovery when it emerges.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

•	Attract and incentivize talented individuals to lead and manage our business

•	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

•	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

Executive Summary

Base Salary. None of the NEOs, who were previously employed by the Company, received a base salary increase in 2020, except Mr. LaBerge who received a $50,000 increase in 2020 prior to the onset of the COVID-19 pandemic. However, in light of the uncertainty and adverse economic impacts of the COVID-19 pandemic, in May 2020, the Compensation Committee implemented a temporary salary reduction program for the Company’s executive officers, reducing Mr. Nadji’s base salary by 25% and the base salaries of the Company’s other executive officers by 20%. In connection with his hire and appointment as CFO, Mr. DeGennaro’s annual base salary was set at $400,000, which was temporarily reduced by 20% in response to the COVID-19 pandemic, consistent with the temporary salary reductions of the Company’s other executive officers. In February 2021, after considering the Company’s performance to date and expected trends, the Compensation Committee increased annual salary rates to their prior levels, effective January 1, 2021, except in the case of Mr. Nadji, who requested that his salary reduction remain in effect.

Annual Cash Incentives. For 2020, each of our NEOs other than Mr. DeGennaro had the opportunity to earn a cash incentive award based on the achievement of financial and non-financial goals approved by the Compensation Committee, as described in more detail in “Annual Cash Incentives” below. The table below summarizes each NEO’s target incentive award and actual payout for 2020.

	Target Award Opportunity	Actual Award (% of Target)	Actual Award ($)
Hessam Nadji	$1,750,000	69%	$1,205,000
Martin E. Louie(1)	$465,000	51%	$236,090
Gregory A. LaBerge	$350,000	72%	$251,125

(1)

Mr. Louie’s 2020 target incentive was initially set at $550,000 but was reduced to $350,000, effective upon the appointment of Mr. DeGennaro as CFO and Mr. Louie assuming his new role, with his aggregate incentive target amount prorated based on the amount of time he served during 2020 in each position.

Long-Term Incentives. In 2020, Messrs. Nadji, DeGennaro, Louie, and LaBerge were each granted 92,000, 7,500, 2,510, and 8,051 restricted stock units (“RSUs”), respectively, which vest over five years, subject to the applicable NEO’s continuous service through each applicable vesting date. Messrs. Nadji and Louie’s RSUs and 3,051 of Mr. LaBerge’s RSUs were granted prior to the onset of the COVID-19 pandemic in connection with the annual compensation review process, and Mr. DeGennaro’s RSUs were granted in connection with his hire and appointment as CFO. Mr. LaBerge was also granted 5,000 RSUs in May 2020 in recognition of the additional responsibilities that he had taken on and his outstanding performance. Please see “Long-Term Incentives” below for more information.

New CFO Compensation. In 2020, we entered into an employment agreement with Mr. DeGennaro, which in addition to the compensation described above, provides for a sign-on bonus, target incentive award opportunity in 2021, and certain severance benefits, as described in more detail below in “Sign-On Bonus for Mr. DeGennaro” and “Severance and Change in Control Benefits.”

Stockholder Advisory Vote on Executive Compensation

The Compensation Committee is very interested in the ideas and any concerns of our stockholders regarding executive compensation. At last year’s Annual Meeting of Stockholders, 97.5% of votes cast (for or against) by stockholders supported the advisory vote on executive compensation. In evaluating our compensation practices in 2020, the Compensation Committee was mindful of the strong support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, the Compensation Committee retained its approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior year in determining executive compensation and initially made no material structural changes during 2020. However, after considering the potential impact of the COVID-19 pandemic on our business and financial results, and our stakeholders, the Compensation Committee implemented temporary reductions to the base salaries of all our executive officers as described in more detail below.

Compensation Policies and Practices

Our executive compensation program and corporate governance policies are designed to link pay with operational performance and increase long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do
✓ Pay-for-performance philosophy and culture	× Minimum guaranteed vesting for performance-based equity awards
✓ More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk	× Allow for pledging and hedging of company stock by executive officers, directors, employees, and independent contractors
✓ Independent compensation committee	× Single trigger vesting of equity awards
✓ Independent compensation consultant	× Excessive severance or change in control benefits
✓ Clawback policy for executive officers on cash and equity incentives	× Payout or settlement of dividends and dividend equivalents on unvested equity awards
✓ Responsible use of shares under our long-term incentive program	× Reprice, cash-out, or exchange “underwater” stock options without stockholder approval
✓ Robust stock ownership and stock sale requirements	× Tax gross-ups
✓ Annual risk assessment of our compensation programs	× Executive pension plans or supplemental retirement plans
✓ Limited perquisites and personal benefits

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from the Compensation Committee’s independent consultant, FW Cook.

At the start of the year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each current executive officer, including base salary, target annual incentive, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance, and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our corporate performance and our CEO’s individual performance is reviewed annually by the Chair of the Board, who then presents his recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the year, the Compensation Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Chair of the Board’s qualitative evaluation of our corporate performance and our CEO’s individual performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

The Compensation Committee also approves compensation packages for new executive officers, which generally include an initial base salary, target annual incentive opportunity, and long-term equity award, and may include severance benefits. Such compensation packages are typically approved after consulting with FW Cook and our management team, including our CEO, and are informed by competitive market dynamics, the responsibilities associated with the position, and internal fairness.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Compensation Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

Because there are no publicly-traded commercial real estate services firms similar in size and complexity to us, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. The Compensation Committee regularly considers the incentive program design practices of competitor real estate services companies when determining the most appropriate design for our Company. However, the Compensation Committee does not benchmark individual executive pay levels to competitor real estate services companies because they are either much larger than us or they have significantly different organizational structures and business operations.

Elements of 2020 Compensation

This section describes the elements of our executive officers, including NEOs, for 2020 compensation, which consist of the following:

Direct Compensation	Indirect Compensation
• Base Salary	• Employee Benefits
• Annual Cash Incentives
• Long-Term Equity Incentives

In 2020, approximately 90% of our CEO’s and about 61% on average of our other NEOs’ target total direct compensation was “at-risk” and/or performance-based.

(1)

Reflects target amounts and not amounts actually earned. Does not reflect COVID-19 related reductions in salary or Mr. LaBerge’s RSU grant, which was made outside of the annual review cycle. Excludes Mr. DeGennaro, whose compensation was pro-rated and who did not participate in the 2020 Executive Short-Term Incentive Plan due to his August 2020 start date.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills, and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve.

In February 2020, in connection with the annual compensation review process, the Compensation Committee made the decision to increase Mr. LaBerge’s base salary from $250,000 to $300,000, effective as of April 1, 2020, based on Mr. LaBerge’s key responsibilities and performance to date, and after considering the recommendations of Mr. Nadji. The Compensation Committee did not increase Messrs. Nadji and Mr. Louie’s base salaries for 2020.

However, after considering the uncertainty and adverse economic impact of the COVID-19 pandemic on our business and financial results, and our stakeholders, in May 2020, the Compensation Committee implemented a temporary salary reduction program for the Company’s executive officers, reducing Mr. Nadji’s base salary by 25% and the base salaries of the Company’s other executive officers by 20%.

In August 2020, in connection with the commencement of his employment, the Compensation Committee approved an annual base salary of $400,000 for Mr. DeGennaro, which was temporarily reduced by 20% in response to the COVID-19 pandemic, consistent with the temporary salary reductions of the Company’s other executive officers.

In February 2021, after considering the Company’s performance to date and expected trends, the Compensation Committee increased annual salary rates back to their prior levels, effective January 1, 2021, except in the case of Mr. Nadji, who requested that his salary reduction remain in effect.

The table below sets forth our NEOs’ initial 2020 base salary levels as compared to 2019, as well as their base salary levels following the reductions.

NEO	2019 Annual Base Salary	2020 Annual Base Salary	2020 Annual Base Salary After Reductions
Hessam Nadji	$600,000	$600,000	$450,000
Steven F. DeGennaro	N/A	$400,000	$320,000
Martin E. Louie	$350,000	$350,000	$280,000
Gregory A. LaBerge	$250,000	$300,000	$240,000

Annual Cash Incentives

In 2020, all of our executive officers, other than Mr. DeGennaro, participated in the 2020 Executive Short-Term Incentive Plan (the “Plan”). The Compensation Committee established certain financial and non-financial goals prior to the onset of the COVID-19 pandemic, which are discussed in more detail below. In addition, the Compensation Committee approved an additional performance goal of $71.8 million in pre-tax income for 2020, which, if achieved, would allow the Compensation Committee in its sole discretion to pay annual cash incentives in excess of each NEO’s target cash incentive amount up to $5 million, after considering all relevant factors.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. The Compensation Committee approved 2020 target short-term cash incentive award opportunities in the amounts set forth below for achievement against the pre-established goals at target, which were the same as 2019, except that Mr. Louie’s incentive target was reduced to $350,000, effective upon the appointment of Mr. DeGennaro as CFO and Mr. Louie assuming his new role, with his aggregate incentive target amount prorated based on the amount of time he served during 2020 in each position.

NEO	2019 Target Award Opportunity	2020 Target Award Opportunity
Hessam Nadji	$1,750,000	$1,750,000
Martin E. Louie	$550,000	$465,000
Gregory A. LaBerge	$350,000	$350,000

Financial and Individual Objectives for 2020. Annual incentives for 2020 were based on a combination of financial and individual strategic performance goals. For 2020, the MMI financial performance target was pre-tax net income of $119.4 million. Actual 2020 results were 50.3% of the pre-established target level due to the unanticipated impact of the COVID-19 pandemic on all aspects of our business. Actual annual incentive awards could range from 0 to 200% of each NEO’s target based on performance against the performance goals. The weightings between each performance component for each NEO was as follows:

NEO	MMI Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	50%
Martin E. Louie	40%	60%
Gregory A. LaBerge	25%	75%

Individual/strategic goals varied for each executive and related to the following:

NEO	Individual/Strategic Performance Goals
Hessam Nadji	Retention rate, sales force growth, key platform improvements, and strategic initiatives

Martin E. Louie	Financial planning and investor relations, operations improvement, strategic planning, and mergers and acquisitions analysis (with different goals applying to each role in which Mr. Louie served in 2020)

Gregory A. LaBerge	Retention rate, technology improvements, marketing department enhancements, strategic initiatives, and administrative support improvements

The Compensation Committee evaluated each NEO’s performance against each strategic goal to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Compensation Committee determined that each NEO substantially met a number of his strategic goals, although certain retention and strategic initiatives were not entirely met, which was largely due to the market disruption resulting from the COVID-19 pandemic. Key individual performance highlights include:

•

The transition to virtual operations within a few days of the onset of the pandemic was seamless and played a pivotal role in the Company’s ability to overcome the business disruption from the pandemic.

•

With respect to retention of talent and sales force growth, the market disruption provided a unique opportunity to apply the Company’s founding values of putting its clients and investment sales and financing professionals first. Numerous measures to support our sales force through the pandemic and the Company’s training services were instrumental in retaining key investment sales professionals and achieving efficient job sharing.

•

The Company’s heightened visibility in the market during the pandemic generated strong experienced sales force hiring and acquisitions. During 2020, the Company reached an all-time high in the number of investment sales professionals, ending the year with 2,006, an increase of 81 or 4.2% year-over-year growth.

•

The team elevated branding, client outreach, planned and new technology improvements, and educational support to achieve more platform improvements than planned, and all marketing improvement targets were achieved.

•

The Company closed four acquisitions with improved underwriting to mitigate risk that expanded the Company’s financing and real estate brokerage markets presence in the Northeast, Southwest and Southeast.

•

In 2020, Marcus & Millichap Capital Corporation completed 1,943 financing transactions representing a total financing volume of approximately $7.7 billion, which yielded $70.5 million in financing fees in 2020, an increase of $4.2 million or 6.4% year-over-year growth.

Based on MMI’s financial performance and the Compensation Committee’s assessment of each NEO’s individual performance against the pre-established strategic goals, the Compensation Committee awarded the annual incentives set forth in the table below. Because the additional performance goal was not achieved, and actual performance was below target, no adjustments were made to each NEO’s actual award.

NEO	Target Award Opportunity	Actual Award (% of Target)	Actual Award ($)
Hessam Nadji	$1,750,000	69%	$1,205,000
Martin E. Louie	$465,000	51%	$236,090
Gregory A. LaBerge	$350,000	72%	$251,125

Sign-On Bonus for Mr. DeGennaro

Mr. DeGennaro received a sign-on bonus of $250,000 in February 2021, which may be recouped by the Company if he voluntarily departs without good reason or is terminated for cause before December 31, 2022. Mr. DeGennaro is eligible to earn an annual cash bonus with a target amount of $600,000 for 2021.

Long-Term Incentives

Our long-term incentive program consists of periodic grants of RSUs, which align the interests of management with those of stockholders, promote retention of key talent, and reward total stockholder return performance. The Compensation Committee does necessarily not make grants to all NEOs every year. Instead, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings in determining whether and how much to grant to each NEO.

The Compensation Committee granted Hessam Nadji, Martin E. Louie, and Gregory A. LaBerge 92,000, 2,510, and 3,051 RSUs, respectively, in February 2020 in connection with the annual compensation review process. In May 2020, Mr. LaBerge also received a grant of 5,000 RSUs in recognition of the additional responsibilities that he had taken on in connection with his appointment as Chief Administrative Officer and becoming a pivotal leader in all aspects of the company’s infrastructure, communication, policy setting, and execution. In addition, in August 2020, Mr. DeGennaro was granted 7,500 RSUs in connection with his hire.

Messrs. Nadji, DeGennaro, Louie and LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on (i) March 10, 2021 for Messrs. Nadji and Louie’s RSUs, and Mr. LaBerge’s RSUs that were granted in February 2020, (ii) May 10, 2021 for Mr. Laberge’s RSUs that were granted in May 2020, and (iii) August 10, 2021 for Mr. DeGennaro’s RSUs that were granted in August 2020, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below for more information. The following table shows the long-term incentive awards granted in 2020 to the NEOs and their grant-date fair value.

Name	Restricted Stock Units(#)	Grant Value of Restricted Stock Units($)(1)
Hessam Nadji	92,000	$3,376,400
Steven F. DeGennaro	7,500	$201,075
Martin E. Louie	2,510	$92,117
Gregory A. LaBerge	8,051	$246,472

(1)	Equals the closing price of the Company’s common stock at the time of grant times the number of RSUs granted.

Policies for Compensation Risk Mitigation

Recoupment Policy

The Marcus and Millichap, Inc. Clawback Policy provides that in the event (i) the Company is required to restate any of its financial statements that have been filed with the SEC or (ii) any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company has engaged in misconduct, then the Compensation Committee may, in its sole discretion, after evaluating the associated costs and benefits and subject to applicable law, seek to recover all or any portion of any incentive-based compensation (including cash and equity awards, whether time or performance-based, and salary increases) granted or paid to or earned by any such person during the three-year period preceding the date on which the Company is required to prepare the restatement or in the case of misconduct, the three-year period preceding the date of the misconduct, as determined by the Board.

The Compensation Committee will amend the Clawback Policy, as necessary, to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging, Pledging and Insider Trading Policies

Our Insider Trading Policy expressly bars hedging, derivative, or any other speculative transactions involving the Company’s stock by all officers, employees, and independent contractor agents of the Company and its subsidiaries, all members of the Board, and any consultants, advisors, and contractors to the Company and its subsidiaries that the Company designates, as well as members of the immediate families and households of these persons. Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale, “sale against the box” or any equivalent transaction involving the Company’s stock or the stock of certain business partners. We also prohibit such covered persons from pledging Company stock to secure a loan, or from purchasing Company stock on margin (including in connection with exercising any Company stock options). In addition, we prohibit covered persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions made pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

Indemnification Agreements

These agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements, and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

A Culture of Ownership

Our stock ownership guidelines are designed to encourage certain of our executive officers, including certain of our NEOs, to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer that is subject to the guidelines to own shares of our common stock having a value equal to at least three times their annual base salary (or six times in the case of our CEO). Until these minimums are achieved, such executive officer must retain 100% of the net after tax shares resulting from the vesting of equity awards.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. At the end of 2020, each of our NEOs had satisfied his stock ownership guideline requirement, except for Mr. DeGennaro and Mr. LaBerge, who became executive officers in 2020 and 2019, respectively, and will be subject to the retention requirement outlined above until they own the required amount.

We also maintain a policy on executive stock sales to prevent an executive officer from selling all or most of his positions at one time. Specifically, the maximum amount of stock that an executive officer may sell in a given year is the lesser of (i) 15% of total owned shares or (ii) $4 million in value. This stock sale guideline does not apply once the executive officer’s vested ownership as of the end of the prior year is less than $2 million.

Compensation Risk Assessment

For 2020, FW Cook conducted a review of the compensation related risks associated with our executive compensation program as well as the Company’s compensation practices for regional managers, staff employees, and independent contractor agents, which included the different levels of compensation for regional managers, the basic commission programs and splits available to independent contractor agents, and the equity award program available to agents, as well as the deferred commission program in which many agents participate. The risk assessment concluded that our compensation programs are well designed to encourage behaviors aligned with the long-term interests of our stockholders. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, and an appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines for executives, insider-trading prohibitions, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. Based on this information, the Compensation Committee concluded that our compensation programs do not create risks that are likely to have a material adverse effect on the Company.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance benefits.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success. However, this benefit was suspended effective May 1, 2020 as part of the Company’s efforts to reduce expenses given the uncertainty and adverse economic impacts of the COVID-19 pandemic.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies. In addition, certain of our NEOs hold fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below.

Policy Regarding Deduction Limit

Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Severance and Change in Control Benefits

None of our current executive officers has any contractual cash severance or change in control benefits, except for Mr. DeGennaro.

Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and enters into a separation and release of claims agreement and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive that he earned. If such qualifying termination occurs in connection with a change of control, 100% of his unvested stock awards will also vest.

Our Amended and Restated 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) also provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate. This is a change in control benefit that many companies provide.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2020.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2020 were: Don C. Watters, Nicholas F. McClanahan, and George T. Shaheen. No member of this committee was at any time during 2020 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers, who served as a member of the Compensation Committee during 2020.

Executive Compensation Tables

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2018, 2019, and 2020.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Hessam Nadji	2020	501,731	—	3,376,400	1,205,000	146,863	27,510	5,257,504
President and Chief Executive Officer	2019	600,000	—	3,629,400	1,362,375	167,635	27,815	5,787,225
	2018	600,000	—	538,200	1,750,000	151,129	30,845	3,070,174

Steven F. DeGennaro	2020	131,076	250,000	201,075	—	—	—	582,151
Executive Vice President and Chief Financial Officer

Martin E. Louie	2020	304,141	—	92,117	236,090	117,282	32,669	782,299
Senior Vice President and Director of Corporate Initiatives	2019	350,000	—	—	460,680	6,835	31,362	848,877
	2018	350,000	—	—	592,625	6,162	34,240	983,027

Gregory A. LaBerge	2020	260,692	—	246,472	251,125	—	20,380	778,669
Vice President, Chief Administrative Officer	2019	250,000	—	77,164	279,913	—	86,944	694,021

(1)

The amounts shown in this column represent the actual amount of salary earned during the applicable year by each NEO and reflect certain reductions in compensation undertaken in response to the uncertainty and adverse economic impacts of the COVID-19 pandemic.

(2)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

The amounts listed in this column reflect the cash awards paid under the Company’s Executive Incentive Plan for performance in the applicable year. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash incentive awards were determined for 2020.

(4)	The amounts listed in this column include the interest on the below NEOs’ cash-settled SARs for 2020, which was above market:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	146,863	3,893,373
Martin E. Louie	5,988	158,736

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(5)	The following table reflects the breakout of the items and amounts included in this column for 2020:

	Nadji ($)	DeGennaro ($)	Louie ($)	LaBerge ($)
Auto Benefit	23,510	—	28,669	16,380
401(k) Match	4,000	—	4,000	4,000

Total for Other	27,510	—	32,669	20,380

Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2020.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hessam Nadji	N/A	—	1,750,000	5,000,000	—		—
	2/11/2020	—	—	—	92,000	(3)	3,376,400

Steven F. DeGennaro	—	—	—	—	—		—
	8/4/2020	—	—	—	7,500		201,075

Martin E. Louie	N/A	—	465,000	5,000,000	—		—
	2/11/2020	—	—	—	2,510		92,117

Gregory A. LaBerge	N/A	—	350,000	5,000,000	—		—
	2/11/2020	—	—	—	3,051		111,972
	5/5/2020	—	—	—	5,000		134,500

(1)

The Compensation Committee established certain financial and non-financial goals prior to the onset of the COVID-19 pandemic, which are discussed in more detail in the “Compensation Discussion and Analysis.” In addition, the Compensation Committee approved an additional performance goal of $71.8 million in pre-tax income for 2020, which, if achieved, would allow the Compensation Committee to pay annual cash incentives in excess of each NEO’s target cash incentive amount up to $5 million, subject to the Compensation Committee’s discretion after considering all relevant factors.

(2)

Messrs. Nadji, DeGennaro, Louie, and LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on (i) March 10, 2021 for Messrs. Nadji and Louie’s RSUs, and Mr. LaBerge’s RSUs that were granted in February 2020, (ii) May 10, 2021 for Mr. Laberge’s RSUs that were granted in May 2020, and (iii) August 10, 2021 for Mr. DeGennaro’s RSUs, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below for more information.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2020 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

The following table provides information about outstanding equity awards at December 31, 2020 for the NEOs. None of the NEOs hold any stock options.

Outstanding Equity Awards at Fiscal Year End

Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Hessam Nadji	9,000	(2)	335,070
	73,600	(3)	2,740,128
	92,000	(4)	3,425,160

Steven F. DeGennaro	7,500	(5)	279,225

Martin E. Louie	2,510	(4)	93,447

Gregory A. LaBerge	4,000	(6)	148,920
	873	(6)	32,502
	1,501	(6)	55,882
	1,565	(3)	58,265
	3,051	(4)	113,589
	5,000	(7)	186,150

(1)	Based upon the closing price of our common stock of $37.23 on December 31, 2020.
(2)

Mr. Nadji was awarded 15,000 RSUs, effective March 27, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on April 10, 2019. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(3)

Messrs. Nadji and LaBerge were awarded 92,000 and 1,956 RSUs, respectively, effective February 13, 2019, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Messrs. Nadji, Louie, and LaBerge were awarded 92,000, 2,510, and 3,051 RSUs, respectively, effective February 11, 2020, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2021. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 4, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2021. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(6)

Mr. LaBerge was awarded 20,000, 2,181, and 2,497 RSUs, effective February 25, 2016, February 16, 2017, and February 26, 2018, respectively, which vest in five equal annual installments with 20% of such shares vesting beginning on February 25, 2017, February 16, 2018, and March 10, 2019, respectively. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(7)

Mr. LaBerge was awarded 5,000 RSUs effective May 5, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2021. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2020 for the NEOs. None of the NEOs have been granted any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	29,400	924,210
Steven F. DeGennaro	—	—
Martin E. Louie	4,000	152,080
Gregory A. LaBerge	7,325	251,048

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and Chief Executive Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $600,000, which was temporarily reduced by 20% in response to the COVID-19 pandemic and which reduction remains in effect. Mr. Nadji is also eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation if his employment terminates for any reason. Mr. Nadji’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Steven F. DeGennaro

We entered into an employment agreement with Steven F. DeGennaro, our Executive Vice President and Chief Financial Officer, effective August 4, 2020. In accordance with his employment agreement, Mr. DeGennaro’s base salary is $400,000, which was temporarily reduced by 20% in response to the COVID-19 pandemic, consistent with the temporary salary reductions of the Company’s other executive officers; as of January 1, 2021, his annual base salary was restored to $400,000. Mr. DeGennaro also received a sign-on bonus of $250,000 in February 2021, which may be recouped by the Company if he voluntarily departs without good reason or is terminated for cause before December 31, 2022. Mr. DeGennaro will be eligible to earn an annual cash bonus with a target amount of $600,000 beginning with fiscal year 2021. In addition, Mr. DeGennaro was granted 7,500 RSUs that vest over a five-year period under the Equity Plan.

Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and enters into a separation and release of claims agreement and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash bonus that he earned. If such qualifying termination occurs in connection with a change of control, 100% of his unvested stock awards will also vest. Mr. DeGennaro’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings, and withdrawals during 2020, and account balances as of December 31, 2020 for our NEOs under the NQDC Plan and SARs:

Nonqualified Deferred Compensation—Fiscal 2020

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Hessam Nadji	SARs	—	—	146,863	—	3,893,373

Steven F. DeGennaro	—	—	—	—	—	—

Martin E. Louie	SARs	—	—	5,988	—	158,736
	NQDC Plan	200,000	—	111,294	—	1,088,797

Gregory A. LaBerge	—	—	—	—	—	—

(1)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2020.

(2)

A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to 2020: Hessam Nadji: SARs: $1,357,633 in interest and Martin E. Louie: SARs: $29,569 in interest; NQDC: $674,833 in contributions and earnings.

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual cash incentives or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability, or retirement.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions, and any earnings associated with such amounts. Otherwise such amounts will be paid out in a lump sum. Deferrals but not discretionary Company contributions also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. In connection with our initial public offering, all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014 based on SAR Account Balances as of December 31, 2013. In 2020, the accrued interest credited to SAR Account Balances was based on an interest rate of 3.920%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to NEO upon the consummation of the change in control.

Potential Payments upon Termination or Change in Control

Current NEOs

As noted above, certain NEOs are entitled to certain payments under an employment agreement, the NQDC Plan or their SARs in the event such NEOs experience a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:

•	Death

•	Disability

•	Mutual termination

•	Termination other than for cause

•	Resignation other than by mutual agreement

•	Resignation for good reason

•	Change in control where equity awards are assumed or substituted

•	Change in control where equity awards are not assumed or substituted

•	Termination other than for cause or resignation for good reason in connection with a change in control

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2020. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $37.23 per share closing price of the Company’s common stock on the NYSE on December 31, 2020.

Name	Type of Award/Plan	Death ($)	Disability ($)	Mutual Termination ($)	Termination other than for Cause ($)		Resignation Other than by Mutual Agreement ($)	Resignation for Good Reason(1)		Change in Control Where Awards are Assumed ($)	Change in Control Where Awards are Not Assumed ($)	Termination other than for Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Hessam Nadji	SARs	3,893,373	3,893,373	3,893,373	2,920,030		2,920,030	2,920,030		3,893,373	3,893,373	2,920,030
	RSUs	—	—	—	—		—	—		—	6,500,358	—
Steven F. DeGennaro	Employment Agreement	—	—	—	200,000	(2)	—	200,000	(2)	—	—	479,225
	RSUs	—	—	—	—		—	—		—	279,225	—
Martin E. Louie	SARs	158,736	158,736	158,736	119,052		119,052	—		158,736	158,736	—
	RSUs	—	—	—	—		—	—		—	93,447	—
	NQDC	1,088,797	1,088,797	1,088,797	1,088,797		1,088,797	1,088,797		—	—	1,088,797
Gregory A. LaBerge	RSUs	—	—	—	—		—	—		—	595,308	—

(1)	In the case of SARs, if a resignation for good reason is mutual, the entire SAR Account Balance will be paid out, pursuant to the terms of the relevant agreements.
(2)	Represents six months of Mr. DeGennaro’s base salary. Mr. DeGennaro did not earn an annual bonus in 2019 and therefore, his severance would not have reflected any such amount.

CEO Pay Ratio

The annual total compensation of Hessam Nadji, our Chief Executive Officer, was $5,257,504 in 2020, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding our Chief Executive Officer, was $73,800 for 2020. Accordingly, for 2020, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our other employees was 71 to 1. Most of our investment sales professionals are classified as independent contractors under state and U.S. Internal Revenue Service guidelines, so they are not included in the employee population, which would have had the effect of decreasing the pay ratio.

To identify the “median employee” from our employee population, we collected the total gross compensation earned during the 12-month period ending November 30, 2020 by each person who was employed by the Company or one of its subsidiaries on November 30, 2020, other than those persons who were employed in Canada. We also annualized the salary of permanent employees who were employed on November 30, 2020 but commenced employment after December 1, 2019. As permitted by SEC rules, we excluded from our analysis all 26 of our employees who resided in Canada on November 30, 2020, which represented less than 5% of our employee population as a whole on such date. Our employee population on November 30, 2020, prior to taking into consideration this exclusion, consisted of 760 individuals. Our employee population on November 30, 2020, after taking into consideration this exclusion, consisted of 734 individuals.

We identified and calculated the elements of the median employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $73,800. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2020 in our Summary Compensation Table included in this Proxy Statement.

Director Compensation

Director Compensation Highlights

•	Emphasis on equity in the overall compensation mix

•	Equity grants under a fixed-value annual grant policy with one-year vesting

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment

•	Stockholder-approved director compensation limit on cash and equity awards to non-employee directors

•	No performance awards, perquisites, or special benefits

Director Compensation Policy

Pursuant to the terms of our director compensation policy, each non-employee director typically receives annual cash fees for their services, payable quarterly in arrears, as follows:

•	Board Member, including the Chairman—$65,000 per year

•	Chair of Audit Committee—an additional $20,000 per year, other Audit Committee members—an additional $10,000 per year

•	Chair of Compensation Committee—an additional $15,000 per year, other Compensation Committee members—an additional $5,000 per year

•	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year, other Nominating and Corporate Governance Committee members—an additional $5,000 per year

•	Executive Committee Member—an additional $10,000 per year for non-employee directors

Each non-employee director is also entitled to receive an annual restricted stock grant on the date of each annual meeting of stockholders equal to $75,000 divided by the fair market value of our common stock on the date of grant, which vests on the first anniversary of the date of grant.

Further, we generally grant each new non-employee director who is appointed to serve on the Board on a date other than on our annual meeting of stockholders, a restricted stock grant on the date of his or her appointment, which amount will be determined by the Board in its sole discretion.

2020 Director Compensation

In light of the uncertainty and adverse economic impacts of the COVID-19 pandemic, in May 2020, after considering the recommendations of the Compensation Committee, the Board reduced the cash compensation for each of the Company’s non-employee directors by 20%, which reduction remained in effect through December 31, 2020.

In November 2020, the Board in consultation with the Compensation Committee amended the Company’s non-employee director compensation program to allow for the payment of fees to independent board members serving on the Executive Committee. Such change was approved in connection with the appointment of Ms. Martin to the Executive Committee to compensate her for her services on the committee.

The Board determined the Company’s non-employee director compensation program otherwise continues to be competitive with the market, incorporates best practices, and aligns the interests of our non-employee directors with the long-term interests of our stockholders.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norma J. Lawrence	81,000	74,997	—	155,997
George M. Marcus	58,500	74,997	—	133,497
Lauralee E. Martin	67,500	74,997	—	142,497
Nicholas F. McClanahan	72,000	74,997	—	146,997
William A. Millichap	32,500	74,997	—	107,497
George T. Shaheen	76,500	74,997	—	151,497
Don C. Watters	81,000	74,997	—	155,997

(1)

This column represents the aggregate grant date fair value of restricted stock granted in 2020, computed in accordance with ASC 718. On May 5, 2020, each non-employee director received a grant of 2,788 shares of restricted stock, which vests on the first anniversary of the date of grant and the value represented here with respect to each such director’s restricted stock grant is based on 2,788 shares multiplied by the closing price of $26.90 on the grant date of May 5, 2020. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	As of December 31, 2020, each non-employee director, other Mr. Millichap, whose shares vested upon his death, has 2,788 shares of restricted stock in the aggregate outstanding and subject to vesting.

Director Compensation Limit

We have a stockholder-approved $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director each fiscal year.

Director Stock Ownership Guidelines and Insider Trading Policy

We have adopted stock ownership guidelines and an insider trading policy for non-employee directors. The stock ownership guidelines call for each non-employee director to own shares of our common stock having a value equal to at least five times the non-employee director’s regular annual cash board service retainer. Until these minimums are achieved, each non-employee director shall retain 100% of the net after tax shares resulting from the vesting of equity awards. As of March 8, 2021, all our directors have accumulated ownership of the required amount under the ownership guidelines, except for Ms. Martin who joined the Board in 2019, and who will be subject to the retention requirement until she owns the required amount.

Our insider trading policy prohibits our non-employee directors from engaging in hedging, derivative, or any other speculative transactions involving the Company’s stock. See the “Compensation Discussion and Analysis” section for a more complete description of our insider trading policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2021 with respect to:

•	each of our directors and NEOs;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 39,434,451 shares of common stock outstanding as of March 8, 2021.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,733,098	37.4%
BlackRock, Inc.(2)	5,551,618	14.1%
The Vanguard Group(3)	3,562,333	9.0%
Royce & Associates, LP(4)	1,670,889	4.2%

Named Executive Officers and Directors:
Hessam Nadji(5)	241,919	*
Steven F. DeGennaro	—	*
Martin E. Louie(6)	71,721	*
Gregory A. LaBerge(7)	13,016	*
George M. Marcus(8)	15,595,923	39.5%
Norma J. Lawrence(9)	21,295	*
George T. Shaheen	13,235	*
Don C. Watters	22,566	*
Nicholas F. McClanahan(10)	22,566	*
Lauralee E. Martin	5,052	*
All executive officers and directors as a group (10 persons)(11)	16,007,293	40.6%

*	Indicates beneficial ownership of less than 1%.
(1)

George M. Marcus owns substantially all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on January 26, 2021. BlackRock, Inc. has sole power to vote 5,231,208 of these shares and sole power to dispose of 5,551,618 of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group, Inc. has shared power to vote 24,483 of these shares, sole power to dispose of 3,518,765 of these shares, and shared power to dispose of 43,568 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 29, 2021. Royce & Associates, LP has sole power to vote and dispose of 1,670,889 shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)	Includes 36,800 shares issuable upon the vesting of 36,800 RSUs on March 10, 2021 and 3,000 shares issuable upon the vesting of 3,000 RSUs on April 10, 2021.
(6)	Includes 502 shares issuable upon the vesting of 502 RSUs on March 10, 2021.
(7)	Includes 1,499 shares issuable upon the vesting of 1,499 RSUs on March 10, 2021 and 1,000 shares issuable upon the vesting of 1,000 RSUs on May 10, 2021.
(8)

Comprised of (i) 14,733,098 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), and (iii) 22,566 shares held by Mr. Marcus. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee. 3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(9)	The Lawrence Family Trust dated 4/18/01 and restated 9/30/10 holds 15,971 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(10)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 12,956 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(11)

Amount shown includes 42,801 shares issuable upon the vesting of 42,801 RSUs and 28,927 shares held by trusts, including those described in footnotes 9 and 10, held by all persons who are directors, director nominees and/or executive officers of the Company as of March 8, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2020, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority stockholder and was controlled by George M. Marcus, our Chair of the Board. Upon the completion of the Spin-Off in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $68,000 for these services during 2020, based on MMC’s costs of providing the transition services, without any markup.

Under the agreement, we are able to use MMC’s services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2020, we recorded real estate brokerage commissions and financing fees of $2.9 million from subsidiaries of MMC related to these services, and we incurred costs of services of $1.7 million related to these services.

We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2022. In 2020, we incurred $1.3 million in rent expense under this lease.

Agreements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the Annual Meeting virtually only if you were a holder of our common stock as of the close of business on March 8, 2021 or hold a valid proxy for the Annual Meeting.

Proxy Solicitation. We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, facsimile, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the Annual Meeting.

Stockholder List. The names of stockholders of record as of March 8, 2021 that are entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

OTHER MATTERS

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC, an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2020, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except for Kurt Schwarz who filed a late Form 4 on March 12, 2021 to report the RSU grant that was made to him on February 11, 2020.

2022 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2021 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 19, 2021.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2022 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 4, 2022 and February 3, 2022, unless the notice also is made pursuant to Rule 14a-8. The notice must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2022 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of the 2021 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2022 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the 2022 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule

14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 19, 2021

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 0 MARCUS & MILLICHAP, INC. Proxy for Annual Meeting of Stockholders on May 4, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Hessam Nadji, Steve DeGennaro and Mark Cortell as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 8, 2021 at the Annual Meeting of Stockholders to be held May 4, 2021 at 2:00 p.m. Pacific Time virtually at https://web.lumiagm.com/204691330 (password: Mm2021), and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.)1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 4, 2021

GO GREEN

20230300000000000000 4 050421

1. Election of two class II directors:

NOMINEES:

☐ FOR ALL NOMINEES
○ Lauralee E. Martin
○ Nicholas F. McClanahan

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF MARCUS & MILLICHAP, INC. May 4, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. ------------------ Please detach along perforated line and mail in the envelope provided. 20230300000000000000 4 050421 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of two class II directors: FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) O Lauralee E. Martin O Nicholas F. McClanahan INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To and change indicate the your address new address on your in account, the address please space check above. the box Please at the right note that submitted changes via this to method. the registered name(s) on the account may not be 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. 4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full